Exhibit 10.16

May 1, 2020

William Niles

Re:    Interim Chief Executive Officer Role

Dear Mr. Niles:,

As you know, on February 27, 2020, the Board of Directors (the “Board”) of Monitronics International, Inc. (the “Company”) appointed you as Interim Chief Executive Officer of the Company (the “Appointment”). Your Appointment was effective as of February 27, 2020 and shall remain effective until such time as the Board appoints a permanent Chief Executive Officer or you otherwise cease to be the Interim Chief Executive Officer of the Company, whichever is earlier (such period, the “Appointment Period”).

You are receiving this letter (this “Letter”) because, in connection with the Appointment and in consideration of your services to the Company, the Board has agreed to amend that certain offer letter between you and the Company, dated as of September 9, 2019 (the “Offer Letter”), as follows:

1.    Position and Title. Notwithstanding anything to the contrary contained in the Offer Letter, during the Appointment Period, you shall serve as Interim Chief Executive Officer of the Company through and until the last day of the Appointment Period, or as otherwise determined by the Board in its sole discretion.

2.    Base Salary and Target Annual Bonus. Notwithstanding anything to the contrary contained in the Offer Letter, as compensation for your services as Interim Chief Executive Officer of the Company, you shall, during the Appointment Period, (i) receive an annual base salary of not less than $550,000 per year, payable in accordance with the Company’s customary payroll practices and (ii) be eligible to earn a target annual bonus equal to 150% of your annual base salary, pursuant to the Company’s Management Incentive Plan. The foregoing changes to your annual base salary and target bonus opportunities are effective as of February 27, 2020 and pro-rated for any partial year of service (including, for clarity, fiscal year 2020).

3.    Restoration. Notwithstanding the foregoing and except as otherwise determined by the Board in its sole discretion, effective as of the date immediately following the last day of the Appointment Period, this Letter shall be null and void ab initio and you shall again serve as Executive Vice President and General Counsel of the Company pursuant to the terms and conditions set forth in the Offer Letter, with the same annual base salary ($385,000) and target annual bonus opportunity (60% of annual base salary) as set forth therein.

4.    Certain Acknowledgements. By executing this Agreement, notwithstanding anything to the contrary contained herein or in the Offer Letter, you hereby acknowledge and agree that none of the following will constitute a breach of the Offer Letter or this Letter, provide you with “Good Reason” (as defined in the Offer Letter) to terminate employment with the Company or constitute a termination of your employment by the Company without cause for purposes of the Offer Letter, this Letter or any other agreement between you and the Company or its subsidiaries or affiliates: (i) the Appointment, (ii) the hiring and/or appointment of a new Chief Executive Officer of the Company (and any actions taken by the Company in connection with such hiring/appointment), (iii) your future restoration from Interim Chief Executive Officer of the Company to Executive Vice President and General Counsel of the Company (and related changes to your compensation in connection therewith) or (iii) the implementation of any COVID-19 related salary reductions during the Appointment Period or otherwise.

5.    No Other Modifications. The Offer Letter will be deemed amended to the extent necessary to reflect Sections 1 through 4 above. Except as specifically set forth in this Letter, all other terms and conditions of the Offer Letter shall remain unchanged and in full force and effect.

6.    Miscellaneous. Nothing contained in this Letter will (i) confer upon you any right to continue in employment with the Company or its subsidiaries or affiliates; (ii) constitute a contract of employment; or (iii) interfere with the right of the Company to terminate your employment at any time, for any reason or no reason, with or without cause. This Letter, together with the Offer Letter, sets forth the final and entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by the Company and you, with respect to the subject matter hereof.

By signing this Agreement, you hereby consent to the foregoing. Please acknowledge your acceptance of this Agreement by signing below.

Sincerely,

Stephen Escudier
Chair of Compensation Committee

Acknowledged and Agreed:

Name: William E. Niles